Exhibit 10.15

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to NextCure, Inc. if publicly disclosed.

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“this First Amendment”) is dated as of August 2, 2019 (“Effective Date”), by and between ARE-8000/9000/10000 VIRGINIA MANOR, LLC, a Delaware limited liability company, having an address at 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), and NEXTCURE, INC., a Delaware corporation, having an address at Suite 140, 8000 Virginia Manor Road, Beltsville, Maryland 20705 (“Tenant”).

RECITALS

A.                                    Landlord and Tenant have entered into that certain Lease Agreement (“Lease”) dated as of January 30, 2019, wherein Landlord leased to Tenant approximately 14,075 rentable square feet (“Existing Premises”) located at Suite 140, 8000 Virginia Manor Road, Beltsville, Maryland 20705, as more particularly described in the Lease.

B.                                    Landlord and Tenant desire to amend the Lease, among other things, to expand the Existing Premises by an additional 14,446 rentable square feet located adjacent to the Existing Premises (“Expansion Premises”).

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.                                      Definitions; Recitals. Terms used in this First Amendment but not otherwise defined shall have the meanings set forth in the Lease. The Recitals form an integral part of this First Amendment and are hereby incorporated by reference.

2.                                      Expansion Premises. Effective as of the Expansion Premises Commencement Date (as defined below), (a) the Existing Premises shall be expanded to include the Expansion Premises, and (b) Exhibit A to this First Amendment, which depicts the Expansion Premises as the hatched area, is hereby added to Exhibit A to the Lease.

3.                                      Changes to Defined Terms. Effective as of the Expansion Premises Commencement Date, the following amendments are hereby made to the definitions contained on pages 1 and 2 of the Lease in the Basic Lease Provisions.

a.              The defined term “Premises (before 9000 VMR Effective Date)” shall be deleted in its entirety and replaced with the following:

“Premises (before 9000 VMR Effective Date): That portion of the Project, containing approximately 28,521 rentable square feet, which consists of the following: (a) approximately 14,075 rentable square feet, as shown as the hatched area on Exhibit A attached to this Lease (“Existing Premises”), and (b) approximately 14,446 rentable square feet of space shown as the hatched area on Exhibit A attached to the First Amendment to Lease Agreement between Landlord and Tenant (“Expansion Premises”). The Expansion

Premises consists of (i) approximately 10,069 rentable square feet (“Expansion Premises #1”) identified as “Suite 110” on Exhibit A attached to the First Amendment to Lease Agreement between Landlord and Tenant, and (ii) approximately 4,377 rentable square feet (“Expansion Premises #2”) identified as “Suite 170” on Exhibit A attached to the First Amendment to Lease Agreement between Landlord and Tenant. Gaudreau, Inc., Landlord’s architect, has measured the area of the Premises pursuant to the BOMA 2017 for Office Buildings: Standard Methods of Measurement as adopted by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017). Tenant acknowledges receipt of such measurement and confirms that (A) Tenant has had an opportunity to confirm such measurement with an architect of its selection before the Commencement Date (with respect to the Existing Premises) and the Expansion Premises Commencement Date (with respect to the Expansion Premises), and (B) such measurement shall be conclusive as to the area of the Premises.”

b.              The defined term “Premises (from and after 9000 VMR Effective Date)” shall be deleted in its entirety and replaced with the following:

“Premises (from and after 9000 VMR Effective Date): That portion of the Project, containing approximately 63,576 rentable square feet, which consists of the following: (a) approximately 28,521 rentable square feet (“8000 VMR Premises”) located in the 8000 VMR Building (as defined below) as shown as the hatched areas on Exhibit A attached to this Lease, and (b) approximately 35,055 rentable square feet (“9000 VMR Premises”) located in the 9000 VMR Building (as defined below) as shown as the hatched areas on Exhibits A-1 and A-2 attached to this Lease. Gaudreau, Inc., Landlord’s architect, has measured the area of the Premises pursuant to the BOMA 2017 for Office Buildings: Standard Methods of Measurement as adopted by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017). Tenant acknowledges receipt of such measurement and confirms that (i) Tenant has had an opportunity to confirm such measurement with an architect of its selection before the Commencement Date (with respect to the Existing Premises and the 9000 VMR Premises) and the Expansion Premises Commencement Date (with respect to the Expansion Premises), and (ii) such measurement shall be conclusive as to the area of the Premises.”

c.               The defined term “Rentable Area of Premises (before 9000 VMR Effective Date)” shall mean approximately 28,521 rentable square feet.

d.              The defined term “Rentable Area of Premises (from and after 9000 VMR Effective Date)” shall mean approximately 63,576 rentable square feet.

e.               The defined term “Base Rent (Commencement Date)” shall mean (i) as of the Commencement Date, $[***], per month with respect to the Existing Premises, and (ii) as of the Expansion Premises Commencement Date, $[***], per month with respect to the Expansion Premises.

f.                The defined term “Base Rent (effective as of September 1, 2025)” shall mean the following:

$[***], per month (8000 VMR Premises)

$[***], per month (9000 VMR Premises)†

† If the 9000 VMR Effective Date occurs before September 1, 2025, the Base Rent for the 9000 VMR Premises shall be amount (based on an annual per rentable square foot basis) that is then being paid by Tenant for the 8000 VMR Premises as of the 9000 VMR Effective Date, and the Base Rent for the 9000 VMR Premises shall be increased in the same manner and amount, and at the same time, as the Base Rent for the 8000 VMR Premises.

g.               The defined term “Tenant’s Share of Operating Expenses (before 9000 VMR Effective Date)” shall mean (i) with respect to the Existing Premises, [***]%, and (ii) with respect to the Expansion Premises, [***]%. From the Expansion Premises Commencement Date to the day before the 9000 VMR Effective Date, the aggregate amount of Tenant’s Share of Operating Expenses shall be [***]%.

h.              The defined term “Tenant’s Share of Operating Expenses (from and after 9000 VMR Effective Date)” shall mean [***]%.

i.                  The defined term “Base Term” shall mean June 1, 2019 and the expiration date of the Base Term of the Lease shall be midnight on March 31, 2030.

4.                                      Delivery of Expansion Premises. Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on April 1, 2020 in their vacant, “as is” (but broom clean) condition (“Delivery” or “Deliver”). The date on which Landlord Delivers the Expansion Premises to Tenant is referred to as the “Expansion Premises Commencement Date.” Upon request of Landlord, Tenant shall execute and deliver a written acknowledgement of the Expansion Premises Commencement Date when it is established in the form attached hereto as Exhibit B; provided, however, that Tenant’s failure to execute and deliver such acknowledgement shall not affect Landlord’s rights under this First Amendment or the Lease, If Landlord fails to Deliver timely the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this First Amendment and the Lease with respect to the Expansion Premises shall not be void or voidable.

a.              Except as set forth in this First Amendment, if applicable: (i) Tenant shall accept the Expansion Premises in their broom clean condition as of the Expansion Premises Commencement Date, which condition shall be substantially similar in all material respects to the condition of the Expansion Premises as of the Effective Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises, and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken. Notwithstanding the provisions of this Section, Tenant shall have a period of 90 days after Landlord’s Delivery of the Expansion Premises to Tenant to reasonably identify in writing any (A) all or any part of the HVAC and life safety systems serving the Expansion Premises that are not in good working order, and (B) latent defects in the mechanical, electrical, and plumbing systems and the structural components serving the Expansion Premises. For purposes of this paragraph, “latent defects” means those material defects in such systems and/or components that could not have been identified or discovered through a reasonable inspection of such systems or components conducted by a qualified technician. Landlord will promptly repair the items described in clauses (A) and (B) above (subject to Landlord’s reasonable confirmation that such items described in clause (A) are not in good working order, and the defects described in clause (B) are, in fact, latent defects).

b.              Neither Landlord nor any of its agents has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use. Tenant shall use the Expansion Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 7 of the Lease.

c.               Landlord shall have no obligation to perform any work at the Building in connection with Tenant’s occupancy of the Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

d.              As of the Effective Date, Landlord is leasing (i) Expansion Premises #1 to [***], and the lease agreement (“[***] Lease”) between Landlord and [***] is scheduled to expire on February 29, 2020, and (ii) Expansion Premises #2 to [***], and the lease agreement (“[***] Lease”) between Landlord and [***] is scheduled to expire on March 31, 2020. Tenant understands, acknowledges, and agrees that Landlord makes no guaranty, representation, or assurance that Landlord will be able to Deliver the Expansion Premises to Tenant by the Expansion Premises Commencement Date and that Landlord shall have no obligation or duty to seek the vacation or removal of [***] and [***] from Expansion Premises #1 and Expansion Premises #2, respectively. If Landlord is unable to Deliver the Expansion Premises to Tenant on April 1, 2020 by reason of the failure of [***] and [***] to vacate Expansion Premises #1 and Expansion Premises #2, respectively, by March 31, 2020, the Expansion Premises Commencement Date shall be extended for one day for each day after April 1, 2020 until the date on which the Expansion Premises Commencement Date occurs. To illustrate the operation of this paragraph, assume that Landlord Delivers the Expansion Premises to Tenant on April 10, 2020 because [***] or [***], or both, did not vacate the Expansion Premises until April 9, 2020. Based on that assumption, the Expansion Premises Commencement Date would be extended by 10 calendar days. In addition, if Landlord is unable to Deliver both Expansion Premises #1 and Expansion Premises #2 on or before July 31, 2020, Tenant shall have the right to terminate this First Amendment by sending written notice thereof to Landlord by no later than August 31, 2020, whereupon neither Landlord nor Tenant shall have any further rights, duties, or obligations under this First Amendment. If Tenant does not elect to so terminate this First Amendment by August 31, 2020, such right to terminate this First Amendment shall be waived.

Notwithstanding any contrary provision in this First Amendment, if Landlord Delivers to Tenant before April 1, 2020 either or both of Expansion Premises #1 and Expansion Premises #2, Tenant shall have immediate access to such premises without an obligation to pay Base Rent during such access before April 1, 2020. Tenant, however, shall pay, as Additional Rent, the cost of any utilities consumed therein for the period before April 1, 2020. Before any such access, Tenant shall provide to Landlord the required proof of insurance coverage as set forth in the Lease.

e.               Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Expansion Premises that are required by Legal Requirements (including, without limitation, compliance of the Expansion Premises with the ADA; provided, however, that Landlord shall, at no cost or expense to Tenant, make alterations or modifications to the interior of the Expansion Premises to the extent that (i) the Expansion Premises do not comply with the ADA as of the Expansion Premises Commencement Date, and (ii) Tenant notifies Landlord of such non-compliance within 90 days after the Expansion Premises Commencement Date (which notification shall be based on a written report obtained by Tenant and prepared by Tenant’s architect licensed by the State of Maryland, which report Tenant shall provide to Landlord along with such notification).

5.                                      Base Rent for Expansion Premises. (a) Tenant shall continue to pay Base Rent with respect to the Existing Premises at the rates set forth in the Lease, (b) commencing on the Expansion Premises Commencement Date (but subject to the Expansion Premises Base Rent Abatement [as defined below]), Base Rent for the Expansion Premises shall be payable at the rate of $[***] per month, and (c) commencing on the Expansion Premises Commencement Date, Base Rent for the Expansion Premises shall be increased as of the date or dates on which Tenant uses the Additional Expansion Premises TI Allowance (as defined in the Expansion Premises Work Letter attached hereto as a part hereof as Exhibit C) (such increase to be calculated based on the amount of the Additional Expansion Premises TI Allowance used by Tenant, such amount to be amortized over the Base Term based on an interest rate of [***]% per annum; the resulting amount so amortized shall be added to the monthly installments of Base Rent for the Expansion Premises). Notwithstanding any contrary provision contained in the Lease, the Base Rent for the Expansion Premises shall thereafter be increased on each anniversary of the Expansion Premises Commencement Date (which, solely for purposes of determining such increase, shall be April 1, 2020 if the Expansion Premises Commencement Date occurs before such date) by multiplying the Base Rent payable for the Expansion Premises immediately before such date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the Expansion Premises immediately before such date; provided, however, that as more fully set forth in Section 5(b)2 of the Work Letter, the Rent Adjustment Percentage shall not apply to the Additional Expansion Premises TI Allowance. Base Rent for the Expansion Premises, as so adjusted, shall thereafter be due as provided in the Lease.

a.              Expansion Premises Base Rent Abatement. Notwithstanding anything to the contrary contained in this First Amendment, but provided Tenant is not in Default hereunder or under the Lease, Landlord hereby grants Tenant an abatement of the Base Rent payable with respect to the Expansion Premises during the period beginning on the Expansion Premises Commencement Date and ending 7 months after the Expansion Premises Commencement Date (“Expansion Premises Base Rent Abatement”). For the avoidance of doubt, if the Expansion Premises Commencement Date occurs on the first day of a month, the Expansion Premises Base Rent Abatement will be measured from that date. If the Expansion Premises Commencement Date occurs on a day other than the first day of a month, the Expansion Premises Base Rent Abatement will be measured from the first day of the following month. Except as provided in the preceding sentences, Tenant shall pay the full amount of Base Rent due with respect to the Expansion Premises in accordance with the provisions of this First Amendment and the Lease. The administration rent set forth in Section 5 of the Lease shall not be abated and shall be based on the amount of Base Rent with respect to the Expansion Premises that would have been payable but for the Expansion Premises Base Rent Abatement. Notwithstanding anything to the contrary in this Section 5(a) the adjustment in the Base Rent as set forth in this Section 5 shall be based on the full and unabated amount of Base Rent payable with respect to the Expansion Premises for the first 12 month period from and after the Expansion Premises Commencement Date (which, solely for purposes of determining the commencement date of the Expansion Premises Base Rent

Abatement, shall be April 1, 2020 if the Expansion Premises Commencement Date occurs before such date). To illustrate the operation of the foregoing parenthetical, assume that the Expansion Premises Commencement Date is March 27, 2020. Based on that assumption, the Expansion Premises Commencement Date would be assumed to have commenced on April 1, 2020 for purposes of determining the commencement of the Expansion Premises Base Rent Abatement and the date for increasing the Base Rent for the Expansion Premises.

6.                                      Extension Right. The Extension Right set forth in Section 40 of the Lease applies to, and shall be exercised (if at all) only with respect to, the entire Premises. The Extension Term shall be for the period beginning on April 1, 2030 and ending, unless earlier terminated in accordance with the terms and conditions of the Lease, on March 31, 2035. For the avoidance of doubt, the Market Rate shall not include the adjustments for the TI Allowance as described in Section 4 of the Lease and the Expansion Premises TI Allowance as described in Section 5 of this First Amendment, but may include build-out allowances to the extent they are then provided as market concessions in the Market Area.

7.                                      Expansion Right. As of the Expansion Premises Commencement Date, the Available Space will no longer include (a) Suite 110 (8000 VMR Building) as shown in the table in Section 39(a) of the Lease since that area constitutes Expansion Premises #1, and (b) Suite 170 (8000 VMR Building) as shown in the table in Section 39(a) of the Lease since that area constitutes Expansion Premises #2. Accordingly, the table set forth in Section 39(a) of the Lease is hereby deleted and replaced with the table below:

Suite	Lease Expiration Date†
207 (9000 VMR Building)	May 31, 2022
210 (9000 VMR Building)	May 31, 2020
230 (9000 VMR Building)	January 31, 2021

† The table above identifies the expiration date for the lease agreement with the existing tenant, subject to rights of renewal or extension In favor of the existing tenants.

8.                                      Amendment to Section 20(h). Section 20(h) of the Lease, captioned “Work Letter and 9000 VMR Work Letter,” is hereby deleted and replaced with the following new Section 20(h):

(h)                                 Work Letter, Expansion Premises Work Letter, and 9000 VMR Work Letter. Tenant fails to perform any obligation imposed on it under the terms and conditions of the Work Letter, the Expansion Premises Work Letter, or the 9000 VMR Work Letter (as applicable), which failure is not cured within any applicable notice and cure period specifically set forth in the Work Letter, the Expansion Premises Work Letter, or the 9000 VMR Work Letter, as applicable.

9.                                      Amendment to Section 21(f). Section 21(f) of the Lease, captioned “Suspension of Funding,” is hereby deleted and replaced with the following new Section 21(f):

(f)                                   Suspension of Funding. Upon a Default by Tenant hereunder and during the continuance thereof, Landlord shall have the right to suspend funding of any TI Allowance and Expansion Premises TI Allowance.

10.                               Amendment to Section 30(a). Section 30(a) of the Lease, captioned “Prohibition/Compliance/Indemnity,” is hereby amended by deleting the proviso and replacing it with the following new proviso:

; provided, however, that Tenant shall have no indemnification, remediation, or other obligation or responsibility under this Section 30 for any contamination or Environmental Claim if Tenant proves by a preponderance of the evidence that such contamination or Environmental Claim arises from any Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from the Premises by Landlord or another tenant unrelated or unaffiliated with Tenant or that existed in the Existing Premises as of the Commencement Date or in the Expansion Premises as of the Expansion Premises Commencement Date and were not brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from the Premises by Tenant or any Tenant Party.

11.                               Amendment to Section 38(a). Section 38(a) of the Lease, captioned “Identification Sign,” is hereby amended by deleting that provision in its entirety and replacing it with the following new Section 38(a):

(a)                                 Identification Sign. Tenant shall have the right, at its sole cost and expense and in compliance with all applicable Legal Requirements, to install and affix to the façade of the 8000 VMR Building at the entrance to the Existing Premises and the Expansion Premises (and, effective as of the 9000 VMR Effective Date, to the façade of the 9000 VMR Building at the entrance to the 9000 VMR Premises) a sign bearing Tenant’s name and its then current corporate logo (individually and collectively, an “Identification Sign”). Landlord shall have the right to approve the place, size, and design of the Identification Sign, which approval shall not be unreasonably withheld, delayed, or conditioned and shall in all cases comply with building standard signage requirements (except as to font and logo). On the expiration or earlier termination of this Lease, Tenant shall at its sole cost and expense (i) remove the Identification Sign and in accordance with all applicable Legal Requirements and (ii) repair and restore the area from which the Identification Sign was removed (including, but not limited to, repairing any holes and repainting such area) to Landlord’s reasonable satisfaction.

12.                               Miscellaneous.

12.1                        Entire Agreement. The Lease, as amended by this First Amendment, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. The

Lease, as so amended by this First Amendment, may be amended only by an agreement in writing, signed by the parties hereto.

12.2                        Binding Effect. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

12.3                        Broker. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this First Amendment and that no Broker brought about this First Amendment, other than [***]. [***] shall be paid by Landlord pursuant to a separate agreement between Landlord and [***]. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers named in this Section, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

12.4                        Counterparts. This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

12.5                        Ratification; Conflicts. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Regardless of whether specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment under seal as of the day and year first above written.

TENANT:

NEXTCURE, INC.,
a Delaware corporation

By:	/s/ Michael Richman	(SEAL)
Its:	President & CEO

LANDLORD:

ARE-8000/9000/10000 VIRGINIA MANOR, LLC, a Delaware limited liability company
By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Jennifer Banks	(SEAL)
Name:	Jennifer Banks
Title:	Co-Chief Operating Officer & General Counsel

EXHIBIT A
EXPANSION PREMISES

EXHIBIT B
ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE

THIS ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE is made as of this       day of          , 2020, between ARE-8000/9000/10000 VIRGINIA MANOR, LLC, a Delaware limited liability company (“Landlord”), and NEXTCURE, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the First Amendment to Lease Agreement dated as of August_, 2019, which amends the Lease Agreement dated January 30, 2019 between Landlord and Tenant (collectively, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree that the Expansion Premises Commencement Date of the Base Term of the Lease is          , 2020 (subject to the Expansion Premises Base Rent Abatement), and the expiration date of the Base Term of the Lease shall be midnight on March 31, 2030. In case of a conflict between the terms of the Lease and the terms of this Acknowledgement of Expansion Premises Commencement Date, this Acknowledgement of Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

NEXTCURE, INC.,
a Delaware corporation

By:	(SEAL)
Name:
Title:

LANDLORD:

ARE-8000/9000/10000 VIRGINIA MANOR, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	(SEAL)
Name:
Title:

EXHIBIT C
EXPANSION PREMISES WORK LETTER

THIS EXPANSION PREMISES WORK LETTER (“this Expansion Premises Work Letter”) is incorporated into that certain Lease Agreement dated as of January 30, 2019 (“Original Lease”), as amended by that certain First Amendment of Lease Agreement dated as of August    , 2019 (“First Amendment”; together with the Original Lease, the “Lease”), by and between ARE-8000/9000/10000 VIRGINIA MANOR, LLC, a Delaware limited liability company (“Landlord”), and NEXTCURE, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.              General Requirements.

(a)         Tenant’s Authorized Representative. Tenant designates Jim Bingham (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Expansion Premises Work Letter, Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)         Landlord’s Authorized Representative. Landlord designates Lawrence J. Diamond and Edward J. Rose (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change any of Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)          Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (“TI Architect”) for the Expansion Premises Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Expansion Premises Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby pre-approves Gaudreau, Inc. as the TI Architect and Greatstar, Inc. as Tenant’s general contractor. Landlord shall be named as a third party beneficiary of contracts entered into with the TI Architect and the general contractor and any warranties issued in connection with such contracts.

2.              Expansion Premises Tenant Improvements.

(a)                                 Expansion Premises Tenant Improvements Defined. As used herein, “Expansion Premises Tenant Improvements” shall mean all improvements to the Expansion Premises desired by Tenant of a fixed and permanent nature. Other than funding the Expansion Premises TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises for Tenant’s use and occupancy.

(b)                                 Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (“TI Design Drawings”) detailing Tenant’s requirements for the Expansion Premises Tenant Improvements. Not more than 10 days after such delivery, Landlord shall deliver to Tenant the written objections, questions, or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit the drawings to Landlord for approval. Landlord shall deliver to Tenant any comments thereto within 5 days after such delivery. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)                                  Working Drawings. Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications, and drawings for the Expansion Premises Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Expansion Premises Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)                                 Approval and Completion. If any dispute regarding the design or construction of the Expansion Premises Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design or construction of the Expansion Premises Tenant Improvements, provided (i) Tenant acts reasonably and such final decision (A) is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute or (B) reflects Tenant’s obligation to act in compliance with federal regulatory requirements, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the Expansion Premises Allowance, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings after Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.              Performance of the Expansion Premises Tenant Improvements.

(a)                                 Commencement and Permitting of the Expansion Premises Tenant Improvements. Tenant shall commence construction of the Expansion Premises Tenant Improvements upon obtaining and delivering to Landlord a building permit (“TI Permit”) authorizing the construction of the Expansion Premises Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the Expansion Premises TI Allowance. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Expansion Premises Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Expansion Premises Tenant Improvements evidencing industry standard commercial general liability, automotive liability, ‘builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above. Within 10 days after Landlord’s request (but in no event prior to 22 weeks after the date of this Work Letter), Tenant shall at its expense complete and submit any documentation required by the applicable Governmental Authority (including, but not limited to, the Washington Suburban Sanitary Commission (“WSSC”)) for the issuance of a plumbing authority (or comparable) permit relating to laboratory water and wastewater usage at the Expansion Premises. Such documentation includes, but is not limited to, an Industrial Wastewater Survey on the form specified by WSSC’s Regulatory Services Division, Industrial Discharge Control Section. At Landlord’s request, Tenant shall also meet with Landlord and WSSC personnel at the Project to review cooperatively matters relating to water and wastewater usage, including, but not limited to, laboratory processes.

(b)                                 Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Expansion Premises Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)                                  Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Expansion Premises Tenant Improvements.

(d)                                 Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Expansion Premises Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Expansion Premises Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Expansion Premises Tenant Improvements.

4.              Changes. Any changes requested by Tenant to the Expansion Premises Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)                                 Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 7 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess Expansion Premises TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.              Costs.

(a)                                 Budget For Expansion Premises Tenant Improvements. Before the commencement of construction of the Expansion Premises Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Expansion Premises Tenant Improvements (“Budget”), and deliver a copy of the Budget to

Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to [***]% of the Expansion Premises TI Costs (as defined below) for monitoring and inspecting the construction of the Expansion Premises Tenant Improvements, which sum shall be payable from the Expansion Premises TI Allowance. Such Administrative Rent shall include, without limitation, all third party, out-of-pocket costs, expenses, and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Expansion Premises Tenant Improvements, and shall be payable out of the Expansion Premises TI Allowance. If the Budget is greater than the Expansion Premises TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Expansion Premises Tenant Improvements, for disbursement by Landlord as described in Section 5(d).

(b)                                 Expansion Premises TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, “Expansion Premises TI Allowance”) as follows:

1.                                      first, Landlord shall provide and disburse a “Base Expansion Premises TI Allowance” in the maximum amount of $[***] per rentable square foot in the Expansion Premises, or $[***] in the aggregate (i.e., $[***] x 14,446 rsf), which is included in the Base Rent set forth in the First Amendment; and

2.                                      then, upon full disbursement of the Base Expansion Premises TI Allowance, Landlord shall provide and disburse an “Additional Expansion Premises TI Allowance” in the maximum amount of $[***] per rentable square foot in the Expansion Premises, or $[***] in the aggregate (i.e., $[***] x 14,446 rsf), which shall, to the extent used, result in adjustments to the Base Rent for the Expansion Premises as set forth in the First Amendment but shall not be included in Base Rent for the purposes of calculating the annual Base Rent increase described in Section 5 of this First Amendment. Notwithstanding any contrary provision set forth in this First Amendment, Tenant shall be permitted to use the Additional Expansion Premises TI Allowance for the Expansion Premises Tenant Improvements (with respect to the Expansion Premises) or the Tenant Improvements (with respect to the Existing Premises).

Before commencing the Expansion Premises Tenant Improvements, Tenant shall notify Landlord how much Additional Expansion Premises TI Allowance Tenant has elected to receive from Landlord (“Elected Amount”). Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The Expansion Premises TI Allowance shall be disbursed in accordance with this Expansion Premises Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent for the Expansion Premises) of any portion of the Expansion Premises TI Allowance not required for (i) the design and construction of the Expansion Premises Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d), (ii) the design and construction of any Changes pursuant to Section 4, (iii) assessment of vapor/moisture for any portion of the Premises, including without limitation the Expansion Premises, (iv) the reasonable costs of space planning, architectural, engineering, and construction management fees, and (v) with respect to the Additional Expansion Premises TI Allowance, (A) the design and construction of the Existing Premises Tenant Improvements, (B) the design and construction of any Changes regarding the Existing Premises, (C) the reasonable costs of space planning, architectural, engineering, and construction management fees regarding the Existing Premises. Regardless of the timing incident to the approval of the TI Design Drawings and the TI Construction Drawings as set forth in Sections 2(b) and 2(c) above, respectively, in no event whatsoever shall Tenant have any right to any portion of the Expansion Premises TI Allowance that is not disbursed before the last day of the month that is 18 months after the Expansion Premises Commencement Date (“Disbursement Deadline”). If all or any portion of the Additional Expansion Premises TI Allowance is not disbursed by the Disbursement Deadline, for purpose of calculating the Base Rent for the Expansion Premises and adjustments thereto under the First Amendment, Tenant shall be deemed to have been disbursed the entire Elected Amount of the Additional Expansion Premises TI Allowance by the Disbursement Deadline. As a result, the Base Rent for the Expansion Premises shall be adjusted as though Tenant had been disbursed the entire Elected Amount of the Expansion Premises TI Allowance by the Disbursement Deadline.

(c)                                  Costs Includable in Expansion Premises TI Allowance. The Expansion Premises TI Allowance shall be used solely for the payment of design, permits, and construction costs in connection with the construction of the Expansion Premises Tenant Improvements (and such additional items as described in Section 5(b)2(v) above), including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Expansion Premises Tenant Improvements, the cost of preparing the space plans/test fits, TI Design Drawings, and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, the cost of Changes, demolition costs, “soft” costs for fees of architects and other professionals engaged in connection with the performance of the Expansion Premises Tenant Improvements, and equipment installed within the Expansion Premises (which equipment shall be surrendered to Landlord at the expiration or earlier termination of the Term except for such equipment that Tenant has to the right to remove in accordance with the terms and conditions of Section 12 of the Lease), and built-in lockers and built-in file cabinets (collectively, “Expansion Premises TI Costs”). Notwithstanding anything to the contrary contained herein but subject to the terms of the preceding sentence, the Expansion Premises TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Expansion Premises Tenant Improvements.

1.                                      Landlord and Tenant shall promptly document, from time to time, in writing in such format as Landlord shall reasonably require the precise identifying information (including, but not limited to, name of manufacturer or supplier, serial number, and other distinguishing information) for all Installations purchased with any of the TI Allowance so as to enable the parties to identify immediately such purchased Installations. If and when any such Installation is replaced, Tenant shall promptly notify Landlord in writing of the precise identifying information for such replacement Installation.

(d)                                 Excess Expansion Premises TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Expansion Premises Tenant Improvements except to the extent of the Expansion Premises TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for Expansion Premises TI Costs and the cost of Minor Variations in excess of the Expansion Premises TI Allowance.

(e)                                  Payment for Expansion Premises TI Costs. During the course of design and construction of the Expansion Premises Tenant Improvements, Landlord shall pay Expansion Premises TI Costs once a month against a draw request in Landlord’s standard form (which form shall be the AIA standard requisition form or other form reasonably acceptable to Landlord and Tenant) containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, no later than 30 days following receipt of such draw request. Upon completion of the Expansion Premises Tenant Improvements (and prior to any final disbursement of the Expansion Premises TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for the Expansion Premises Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Expansion Premises.

6.              Miscellaneous.

(a)                                 Consents. Whenever consent or approval of either party is required under this Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)                                 Modification. No modification, waiver or amendment of this Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)                                  Choice of Law. Construction and interpretation of this Expansion Premises Work Letter shall be governed by the internal laws of the state in which the Expansion Premises are located, excluding any principles of conflicts of laws.

(d)                                 Loading Dock. Tenant shall have reasonable non-exclusive access to the loading docks at 8000 VMR and 9000 VMR without charge.